UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2006

FEDERAL HOME LOAN BANK OF CHICAGO

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 East Wacker Drive

Chicago, Illinois 60601

(Address of principal executive offices, including zip code)

(312) 565-5700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

The Federal Home Loan Bank of Chicago (the "Bank") reported certain information in its 10-Q Report for the period ending March 31, 2006, relating to planned redemptions of its voluntary capital stock with the net proceeds of its expected issuance of $1 billion of subordinated notes by the end of June 2006. Based upon information subsequently received by the Bank from its regulator, the Federal Housing Finance Board (the "Finance Board"), the Bank is revising its projected amount of voluntary stock redemptions for this year. Shortly following the issuance of the subordinated notes, the Bank intends to use approximately $795 million of the net proceeds of the subordinated notes to redeem voluntary capital stock held by members. The amount of the first planned voluntary capital stock redemption has been reduced in order to account for capital stock redemptions of approximately $205 million from institutions whose membership in the Bank will have terminated between April 18, 2006 and the issuance date of the subordinated notes.

The Bank plans to redeem up to $400 million of additional voluntary capital stock by December 2006 and additional amounts in 2007 and 2008, if necessary, to meet member requests for redemption. These additional voluntary capital stock redemptions are subject to Finance Board approval which is not guaranteed.

Signature(s)

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago
By: /s/ Peter E. Gutzmer
Name: Peter E. Gutzmer
Date: May 23, 2006	Title: Executive Vice President, General Counsel and Corporate Secretary